PINNACLE SYSTEMS, INC.

                                 ------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held October 28, 1997


TO THE SHAREHOLDERS:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PINNACLE SYSTEMS, INC., a California corporation (the "Company"), will be held on Tuesday, October 28, 1997 at 1:00 p.m. local time, at 280 N. Bernardo Avenue, Mountain View, California 94043 for the following purposes:

       1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

       2. To approve an amendment to the 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 365,000 shares.

       3. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending June 30, 1998.

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on September 12, 1997 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.


                                        Sincerely,

                                        /S/ Authur D. Chadwick
                                        ----------------------
                                        Arthur D. Chadwick
                                        Secretary



Mountain View, California
September 26, 1997








                            YOUR VOTE IS IMPORTANT.

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                            PINNACLE SYSTEMS, INC.

                                 ------------

                           PROXY STATEMENT FOR 1997
                        ANNUAL MEETING OF SHAREHOLDERS


                INFORMATION CONCERNING SOLICITATION AND VOTING


General

     The enclosed Proxy is solicited on behalf of the Board of Directors of PINNACLE SYSTEMS, INC., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held Tuesday, October 28, 1997 at 1:00 p.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The
Annual Meeting will be held at the Company's principal executive offices located at 280 North Bernardo Avenue, Mountain View, California 94043, and its telephone number at that location is (650) 526-1600.

     These proxy solicitation materials and the Annual Report to Shareholders for the year ended June 30, 1997, including financial statements, were first mailed on or about September 26, 1997 to all shareholders entitled to vote at the meeting.


Record Date and Principal Share Ownership

     Shareholders of record at the close of business on September 12, 1997 are entitled to notice of and to vote at the meeting. The Company has one series of Common Shares outstanding, designated Common Stock, no par value. At the record date, 7,554,886 shares of the Company's Common Stock were issued and outstanding and held of record by 76 shareholders. No shares of the Company's Preferred Stock were outstanding.

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of September 12, 1997 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.



                                                Common Stock     Approximate
   Five Percent Shareholders, Directors         Beneficially     Percentage
      and Certain Executive Officers               Owned          Owned(1)
---------------------------------------------   --------------   ------------
The Capital Group Companies, Inc.(2)   ......     565,000           7.5
Capital Guardian Trust Company
 333 South Hope Street
 Los Angeles, CA 90071

Franklin Resources, Inc.(3)   ...............     543,650           7.2
Charles B. Johnson
Rupert H. Johnson, Jr.
 777 Mariners Island Blvd.
 San Mateo, California 94404
Templeton Global Advisors Limited
 Lyford Cay
 P.O. Box N-7759
 Nassau, Bahamas

J. P. Morgan & Co. Incorporated(4)  .........     440,510           5.8
 60 Wall Street
 New York, New York 10260

PaineWebber Group Inc.(5)  ..................     415,100           5.5
 1285 Avenue of the Americas
 New York, New York 10019-6028

                                                Common Stock     Approximate
   Five Percent Shareholders, Directors         Beneficially     Percentage
      and Certain Executive Officers               Owned          Owned(1)
---------------------------------------------   --------------   ------------
Wike/Thompson Capital Management, Inc.(6) ...     393,400           5.2
 3800 Norwest Center
 90 S. 7th Street
 Minneapolis Minnesota 55402
Mark L. Sanders(7) ..........................     251,362           3.2

Ajay Chopra(8) ..............................     145,470           1.9

Charles J. Vaughan(9) .......................      48,035            *

Glenn E. Penisten(10) .......................      45,089            *

William Loesch(11) ..........................      42,127            *

Arthur D. Chadwick(12) ......................      39,854            *

Nyal D. McMullin(13) ........................      25,266            *

Brian Conner(14) ............................      17,687            *

John Lewis(15) ..............................       2,500            *

All directors and executive officers as a group
(15 persons)(16) ............................     655,330           8.3


------------
 *  Less than 1%
 (1) Applicable percentage of ownership is based on 7,554,886 shares of Common Stock outstanding as of September 12, 1997 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 12, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
 (2) Reflects ownership as reported on Schedule 13G dated August 8, 1997 filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. ("Capital Group") and Capital Guardian Trust, a wholly-owned subsidiary of Capital Group. Of the shares reported, Capital Guardian Trust has sole dispositive power as to 515,000 of the shares and sole voting power as to 315,000 of such shares. The Company does not have any knowledge as to where voting and dispositive power with respect to such remaining shares reside.
 (3) Reflects ownership as reported on Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission by Franklin Resources, Inc. ("FRI"), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. Templeton Global Advisors Limited has sole voting and dispositive power as to 442,500 of the shares. Templeton Investment Management Limited, an advisory subsidiary of FRI, has sole voting and dispositive power as to 81,750 of the shares. Templeton Investment Management (Australia) Limited, an advisory subsidiary of FRI, has sole voting and dispositive power as to 19,400 of the shares.
 (4) Reflects ownership as reported on Schedule 13G dated January 1, 1997 filed with the Securities and Exchange Commission by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). J.P. has sole dispositive power as to all of these shares and sole voting power as to 234,900 of such shares. The
     Company does not have knowledge as to where voting power with respect to the remaining shares resides.
 (5) Reflects ownership as reported on Schedule 13G dated February 14, 1997 filed with the Securities and Exchange Commission by PaineWebber Group Inc. ("PaineWebber"). PaineWebber has sole dispositive power as to all of these shares and sole voting power as to 396,300 of these shares. The Company does not have knowledge as to where voting power with respect to the remaining shares reside or with whom dispositive power is shared.

 (6) Reflects ownership as reported on Schedule 13G dated January 21, 1997 filed with the Securities and Exchange Commission by Wilke/Thomson Capital Management, Inc. ("Wilke/Thompson"). Wilke/Thompson has sole voting and dispositive power as to all of such shares.
 (7) Includes 234,331 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable with 60 days of September 12, 1997.
 (8) Includes 47,832 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
 (9) Includes 2,500 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(10) Includes 2,500 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(11) Includes 41,999 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(12) Includes 17,244 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(13) Includes 10,000 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(14) Includes 17,687 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(15) Includes 2,500 shares of Common Stock that may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.
(16) Includes 346,134 shares of Common Stock which may be acquired upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of September 12, 1997.


Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


Voting and Solicitation

     Each shareholder is entitled to one vote for each share held. Every shareholder voting for the election of directors (Proposal One) may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such shareholder is entitled to vote, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than six candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Shareholder Proposals

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than May 29, 1998 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

     A board of six directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.


Vote Required

     If a quorum is present and voting, the six nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and "broker non-votes" are not counted in the election of directors.

Nominees

     The  names of the nominees and certain information about them are set forth below:
                                                                                     Director
    Name of Nominee      Age                Position with the Company                 Since
------------------------ -----   -------------------------------------------------   ---------
Mark L. Sanders.  ......  54     President, Chief Executive Officer and Director      1990
Ajay Chopra.   .........  40       Chairman of the Board of Directors and Vice
                                       President, General Manager, Desktop            1986
John Lewis  ............  61     Director                                             1995
Nyal D. McMullin  ......  71     Director                                             1989
Glenn E. Penisten.   ...  65     Director                                             1986
Charles J. Vaughan   ...  59     Director                                             1986

     There is no family relationship between any director or executive officer of the Company.

     Mr. Sanders has served as President, Chief Executive Officer and a director of the Company since January 1990. From 1988 to January 1990, Mr. Sanders was an independent business consultant. Prior to that time, Mr. Sanders served in a variety of management positions, most recently as Vice President and General Manager of the Recording Systems Division, of Ampex, a manufacturer of video broadcast equipment.

     Mr. Chopra, a founder of the Company, has served as Chairman of the Board of Directors since January 1990, and has served as Vice President, General Manager, Desktop since April 1997. He previously served as Chief Technology Officer from June 1996 to April 1997, Vice President of Engineering from
January  1990  to  June  1996,  and President and Chief Executive Officer of the
Company from its inception to January 1990. From 1983 to 1986, Mr. Chopra served as Engineering Surpervisor of Mindset Corporation, a computer graphics manufacturer.

     Mr. Lewis has served as a director of the Company since December 1995. Mr. Lewis has been Chairman of the Board of Amdahl Corporation, a developer of high performance computer systems, since 1987 and was reelected President and Chief Executive Officer of Amdahl in March 1996. He previously served as President of Amdahl from 1977 until 1987, and was Amdahl's Chief Executive Officer from 1983 until 1992. He is a director of Cypress Semiconductor Corporation, Vitesse Semiconductor Corporation and Infinity Financial Technology, Inc.

     Mr. McMullin has served as a director of the Company since May 1989. Mr. McMullin has been a special limited partner of El Dorado Ventures, a venture capital investment firm, since 1987.

     Mr. Penisten has served as a director of the Company since October 1986. Mr. Penisten has been General Partner of Alpha Venture Partners, a venture capital investment firm, since 1985, and serves on the Board of Directors of IKOS, a software and hardware developer to support integrated circuits and ASIC-based electronic systems, Bell Microproducts, Inc., a distributor of semiconductor products and a contract manufacturer, and Superconductor
Technologies, Inc., a developer of products utilizing superconductivity materials, and serves as Chairman of the Board of Network Peripherals, Inc., a developer of integrated high performance network solutions. Mr. Penisten was Chairman of the American Electronics Association in 1982.

     Mr. Vaughan has served as a director since June 1986. Mr. Vaughan has been a partner of VLCO Investments, a private investment firm that he founded, since 1985. During the period of May 1989 to January 1992 he served in various positions at Homestead Financial Corporation and its subsidiaries, including Executive Vice President and Chief Operating Officer of this diversified financial services company. Earlier Mr. Vaughan held a number senior management and financial positions with General Electric Company, including Vice President--Auditing and Chief Financial Officer of the International and Consumer Products Sectors.


Board Meetings and Committees

     The Board of Directors of the Company held a total of six (6) meetings during fiscal 1997. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Audit Committee, which consisted of Messrs. Penisten and Vaughan until October 1996 and Messrs. Lewis and Vaughan for the balance of fiscal 1997, is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls. The Audit Committee met three (3) times during fiscal 1997.

     The  Compensation  Committee,  which  consisted  of  Messrs.  McMullin  and
Penisten during fiscal 1997, met one (1) time during fiscal 1997. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for executive officers and other employees of the Company and administers various incentive compensation and benefit plans.


Compensation Committee Interlocks and Insider Participation

     The  Compensation  Committee consists of Messrs. McMullin and Penisten. See
"Certain   Transactions   with   Management"  for  a  discussion  of  reportable
transactions with a member of the Compensation Committee.


Certain Transactions with Management

     In March 1994, the Company and Bell Microproducts Inc. ("Bell") entered into a Master Agreement (the "Agreement") under which value-added turnkey services are to be performed by Bell on behalf of the Company. Glenn Penisten, a director of the Company, is also a director of Bell. Pursuant to the Agreement, Bell builds certain products in accordance with the Company's specifications. In particular, Bell is performing certain services for the Company with respect to the Alladin product. During the fiscal year ended June 30, 1997, the Company purchased materials totaling $4,431,853 from Bell pursuant to the Agreement.

     The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.



                                  PROPOSAL TWO

                      AMENDMENT TO 1996 STOCK OPTION PLAN

     At the Annual Meeting, the shareholders are being asked to approve the amendment of the Company's 1996 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 365,000 shares. The amendment to the Plan was approved by the Board of Directors in July 1997. As of September 12, 1997, options to purchase an aggregate of 105,600 shares of the Company's Common Stock were outstanding under the Plan with a weighted average exercise price of $17.91 per share, and 264,400 shares (excluding the 365,000 shares subject to shareholder approval at this Annual Meeting) were available for future grant. No shares have been purchased pursuant to exercise of stock options granted under the plan. The Plan authorizes the Board of Directors to grant incentive and nonstatutory stock options to eligible employees, directors and consultants of the Company.

     The Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. Since inception, the Company has provided stock options as an incentive to its key employees and executives as a means to promote increased shareholder value. Management believes stock options are one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of the Company's business. In addition, stock options are considered a competitive necessity in the high technology industry.


Vote Required

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Plan. For this purpose, the "Votes Cast" are defined to be the shares of the Company's Common Stock represented and voting at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding at the Record Date. Votes that are cast against the proposal will be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to this proposal.

     The Board of Directors recommends that shareholders vote "FOR" the Amendment to the Plan.

     The essential terms of the Plan are summarized as follows:

Purpose

     The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and to promote the success of the Company's business.


Administration

     The Plan provides for administration by the Board of Directors of the Company or by a Committee of the Board. The Board or the committee appointed to administer the Plan are referred to in this description as the "Administrator." The Administrator determines the terms of options granted, including
the  exercise   price,   number  of  shares   subject  to  the  option  and  the
exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants. Members of the Board receive no additional compensation for their services in connection with the administration of the Plan.

Eligibility

     The Plan provides that either incentive or nonstatutory stock options may be granted to employees (including officers and employee directors) of the Company or any of its designated subsidiaries. In addition, the Plan provides that nonstatutory stock options may be granted to directors and consultants of the Company or any of its designated subsidiaries. The Administrator selects the optionees and determines the number of shares to be subject to each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company and other relevant factors. The Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive options which are exercisable for the first time in any one calendar year. The Plan provides that a maximum of 200,000 shares (300,000 shares if in connection with initial employment) may be granted to any one individual during any fiscal year of the Company. The Plan does not provide for a minimum number of option shares which may be granted to any one employee. There is a limit on the aggregate fair market value of shares subject to all incentive options which are exercisable for the first time in any one calendar year.

Terms of Options

     Each option is evidenced by a stock option agreement between the Company and the optionee to whom such option is granted and is subject to the following additional terms and conditions:

       (1) Exercise of the Option: The Administrator determines when options granted under the Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions,
    pursuant   to  a  cashless  exercise  procedure  under  which  the  optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes, a reduction in the amount of any Company liability to the individual, or such other consideration as determined by the Administrator and as permitted by the California Corporations Code.

       Options may be exercised at any time on or following the date the options are first exercisable. An Option may not be exercised for a fraction of a share.

       (2) Option Price: The option price of all incentive stock options and nonstatutory stock options under the Plan may not be less than the fair market value of the Common Stock on the date the option is granted. For purposes of the Plan, fair market value is defined as the closing sale price per share of the Common Stock on the date of grant as reported on the Nasdaq National Market. In the case of an option granted to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company, the option price must be not less than 110% of the fair market value on the date of grant. The closing sale price of the Company's Common Stock on September 12, 1997 was $28 3/8.

       (3) Termination of Employment or Consulting Relationship: The Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason, other than death, or disability, the period of time during which an option may be exercised following such termination is such period as is determined by the Administrator may be exercised only to the extent the options were exercisable on the date of termination and in no event later than the expiration of the term of the option.

       (4) Death: If an optionee should die while an employee or a consultant of the Company (or during such period of time not exceeding three months, as determined by the Administrator) following termination of the optionee's employment or consultancy, options may be exercised at any time prior to the expiration of the term of such option as set forth in the Notice of Grant but only to the extent that the options were exercisable on the date of death or termination of employment.

       (5) Disability: If an optionee's employment is terminated due to a disability, options may be exercised at any time within twelve months from the date of such termination, but only to the extent that the options were exercisable on the date of termination of employment and in no event later than the expiration of the term of such option as set forth in the Notice of Grant.

       (6) Termination of Options: The term of each option is fixed by the Administrator and may not exceed ten years from the date of grant in the case of incentive stock options. However, incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than 10% of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five years. No option may be exercised by any person after such expiration.

       (7) Nontransferability of Options: Unless determined otherwise by the Administrator, an option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

       (8) Buyout Provision: The Administrator may at any time offer to buy out, for a payment in cash or shares of Common Stock of the Company, any option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time that such offer is made.

Adjustment Upon Changes in Capitalization

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option. In the event of a merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Administrator shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate.

Amendment and Termination

     The Board of Directors may amend the Plan at any time or from time to time or may terminate it without approval of the shareholders. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the Plan without the consent of the optionee. In any event, the Plan will terminate in October 2006.

Tax Information

     Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Participation in the Plan

     The grant of options under the Plan to executive officers, including the officers named in the Summary Compensation Table below, is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the Plan. Accordingly, future awards are not determinable. The table of option grants under "Executive Compensation and Other Matters--Option Grants in Last Fiscal Year" provides information with respect to the grant of options to the Named Executive Officers during fiscal 1997. Information regarding options granted to non-employee Directors during fiscal 1997 is set forth under the heading "Executive Compensation and Other Matters--Compensation of Directors." During fiscal 1997, all current executive officers as a group and all other employees as a group were granted options to purchase 339,000 shares and 368,500 shares, respectively, pursuant to all stock option plans.



                                PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal period ending June 30, 1998, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1987. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board unanimously recommends a vote "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

     The following table sets forth total compensation for the fiscal years ended June 30, 1997, 1996 and 1995 for the Chief Executive Officer and each of the next four most highly compensated executive officers during the fiscal year ended June 30, 1997 (the "Named Executive Officers"):


                                                     Summary Compensation Table

                                                                                   Long-Term
                                                                                  Compensation
                                                                                    Awards
                                                         Annual                    -------------
                                                      Compensation                 Number of
                                          -------------------------------------    Securities
     Name and Principal       Fiscal                             Other Annual      Underlying      All Other
          Position             Year        Salary      Bonus     Compensation       Options       Compensation
---------------------------- ----------   ----------   -------   --------------   -------------   -------------
Mark L. Sanders    .........   1997       $188,000       --           --             45,000           --
 President, Chief Executive    1996        176,500     6,000          --              9,000           --
 Officer and Director          1995        150,604     7,672          --             40,000           --

Brian Conner    ............   1997        156,929       --           --             15,000
 Vice President, Europe,       1996        146,553     6,000          --              9,000           --
 African and Middle East       1995(1)      58,815     2,940          --             20,000           --

Ajay Chopra  ...............   1997        152,504       --                          20,000
 Chairman of the Board         1996        133,500     6,000          --              9,000           --
 of Directors and Vice         1995        122,365     5,460          --             47,000           --
 President, General
 Manager, Desktop(2)

William Loesch(3)  .........   1997        132,507       --           --             40,000           --
 Vice President, Consumer      1996        121,500     7,905          --              9,000           --
                               1995        113,000     5,487          --             27,000           --
Arthur D. Chadwick    ......   1997        130,000       --           --             30,000
 Vice President, Finance and   1996        118,500     8,982          --              9,000           --
 Administration, Chief         1995        106,004     5,432          --             32,000           --
 Financial Officer and
 Secretary

------------
(1) Mr. Conner joined the Company in February 1995.
(2) Mr. Chopra became Vice President, General Manager, Desktop in April 1997. Prior to then, in 1996 and 1995 he was Chief Technical Officer.
(3) Mr. Loesch became Vice President, Consumer in April 1997. Prior to then in 1996 and 1995 he was Vice President, New Business Development.

                       Option Grants In Last Fiscal Year

     The following table provides information concerning each grant of options to purchase the Company's Common Stock made during the fiscal year ended June
30, 1997 to the Named Executive Officers:


                                                                                            Potential Realizable
                                                 Individual Grants                                 Value
                               ----------------------------------------------------------   Minus Exercise Price at
                               Number of      % of Total        Exercise                     Assumed Annual Rates of
                               Securities       Options           Price                      Stock Price Appreciation
                               Underlying      Granted to       Per Share                       for Option Term(1)
                                Options       Employees in       ($/sh)      Expiration     ------------------------
             Name              Granted(#)      Fiscal Year       (2)(3)         Date           5%           10%
------------------------------ ------------   --------------   -----------   ------------   -----------   ----------
Mark L. Sanders(4)   .........   25,000          3.53%           $  10.00     11/21/06      $ 157,224     $ 398,436
Mark L. Sanders(5)   .........   20,000          2.83%              10.00     11/21/06        125,779       318,748
Brian Conner(4)   ............   15,000          2.12%              10.00     11/21/06         94,334       239,061
Ajay Chopra(4)    ............   20,000          2.83%              10.00     11/21/06        125,779       318,748
William Loesch(4)    .........   20,000          2.83%              10.00     11/21/06        125,779       318,748
William Loesch(5)    .........   20,000          2.83%              10.00     11/21/06        125,779       318,748
Arthur D. Chadwick(4)   ......   15,000          2.12%              12.62     07/22/06        119,050       301,695
Arthur D. Chadwick(4)   ......   15,000          2.12%              10.00     11/21/06         94,334       239,061

------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10 year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing sale price of the Common Stock on the Nasdaq National Market on the date of grant.
(3) Exercise price may be paid in cash, promissory note, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. (4) The options shown granted in fiscal 1997 become exercisable as to 25% of the option shares on the first anniversary of the date of grant and as to 1|M/48 of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Under the 1987 Stock Option Plan, the Board of Directors retains the discretion to modify the terms, including the price, of outstanding options.
(5) The option becomes exercisable on the fifth year anniversary date of the grant of the option, with an acceleration clause which vests them earlier upon the achievement by the Company's Consumer Business Group of revenue and profitability objectives during calendar 1997.

                Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

     The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers in the fiscal year ended June
30, 1997 and the value of stock options held as of June 30, 1997 by such individuals.

                                                              Number of Securities              Value of Unexercised
                              Shared                         Underlying Unexercised             In-the-Money Options
                            Acquired on      Value        Options at June 30, 1997 (#)         at June 30 1997 ($)(1)
                             Exercise       Realized     -------------------------------   ------------------------------
           Name                 (#)           ($)        Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------- -------------   ----------   -------------   ---------------   -------------   --------------
Mark L. Sanders.  .........     --             --          229,415          63,313          $3,396,548       $459,145
Brian Conner   ............     --             --           14,853          29,147              79,944        166,806
Ajay Chopra ...............     --             --           42,187          41,813             430,430        282,583
William Loesch    .........     --             --           38,437          55,563             418,683        356,254
Arthur D. Chadwick   ......     --             --           16,474          47,126             125,408        263,154

------------
(1) Fair market value of the Common Stock as of June 30, 1997 determined by reference to the closing sale price of the Common Stock on the Nasdaq National Market minus the exercise price.

Employment Contracts and Change-In-Control Arrangements

     In September 1994, the Company and Mark L. Sanders, President, Chief Executive Officer and a director, entered into an agreement (the "Agreement") providing that in the event of Mr. Sanders' resignation or termination of employment, the Company will retain him as a part-time employee to render services to the Company on an as-needed basis for up to one full day per month. As compensation for his services, the Company will pay Mr. Sanders a fee of $1,000 per month. The Agreement becomes effective upon Mr. Sanders' resignation or termination of employment with the Company and terminates in September 1999. The Agreement may not be terminated by the Company.

     The Company currently has no other employment contracts with any of the Named Executive Officers, and the Company has no other compensatory plan or arrangement with such Named Executive Officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination or retirement of any such Named Executive Officer upon a change in control of the Company.

Compensation of Directors

     Non-employee members of the Company's Board of Directors receive an annual retainer of $8,000 and an additional $500 for each committee meeting attended. The Company's 1994 Director Option Plan provides that options may be granted to non-employee directors of the Company who do not represent shareholders holding more than 1% of the Company's outstanding Common Stock pursuant to an automatic nondiscretionary grant mechanism. Pursuant to the 1994 Director Option Plan, in October 1997, an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $11.50 per share was granted to each of Nyal D. McMullin, Glenn E. Penisten and Charles J. Vaughan.

Report of the Compensation Committee of the Board of Directors

     The  Compensation  Committee  (the  "Committee")  of the Board of Directors
reviews and approves the Company's executive compensation policies. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 30, 1997.

     Compensation Philosophy

     The Company's philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The primary goal of the Company's executive compensation program is therefore to closely align the interests of the executive officers with those of the Company's shareholders. To achieve this goal, the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate such individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company. The Company currently uses two integrated components--Base Salary, and Stock Options Incentives--to meet these goals.

     Base Salary

     The base salary component of the total compensation is designed to compensate executives competitively within the industry and the marketplace. The Committee reviewed and approved fiscal 1997 base salaries for the Chief Executive Officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the Committee based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. Executive officer salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive posture in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other high technology companies. No specific formula was applied to determine the weight of each factor.

     During fiscal 1997, the compensation of Mark L. Sanders, the Company's President and Chief Executive Officer, consisted of base salary, and stock options. Mr. Sanders base salary for fiscal 1997 was approximately $188,000. In addition, Mr. Sanders was granted an option to purchase 45,000 shares of Common Stock at an exercise price of $10.00, which was the fair market value of the Company's Common Stock at the date of grant. The Committee reviews the Chief Executive Officer's salary at the beginning of the calendar year using the same criteria and policies as are employed for the other executive officers.

     Stock Options

     The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1987 Stock Option Plan until April 1997, and the Company's 1996 Stock Option Plan. The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. During fiscal 1997, Mr. Sanders received an option to purchase 45,000 shares of Common Stock and the executive officers as a group received options to purchase 339,000 shares of Common Stock.

     Incentives for executive officers reflect the Committee's belief that a portion of the compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each executive officer. To carry out this philosophy, stock options have been granted to certain officers which have accelerated vesting provisions if certain quarterly and annual sales and profitability objectives are met. The executive officers, including Mr. Sanders, must successfully achieve these performance targets which were submitted by management to the Committee for its evaluation and approval at in conjunction with the stock option grant. The Committee evaluates the completion of the goals and acceleration of the stock option vesting if the goals have been met. The Committee believes that the stock option acceleration provision provides an excellent link between the Company's earnings performance and the incentives paid to executives.


Section 162(m)

     The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). The 1996 Stock Option Plan, includes a limit on the number of shares which may be granted to any one employer during the fiscal year. Such limit is intended to preserve the company's ability to deduct the compensation expense relating to stock options granted under such plan.

     In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).


                                        Respectfully submitted by:


                                        COMPENSATION COMMITTEE


                                        Nyal D. McMullin
                                        Glenn E. Penisten

Performance Graph

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the Nasdaq Stock Market-US Index and of the Hambrecht & Quist Technology Index for the period commencing November 8, 1994 (the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended) and ending on June 30, 1997. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year.

[The following description data is supplied in accordance with Rule 304(d) of Regulation S-T]

                COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN*
       AMONG PINNACLE SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX



                              11/08/94          6/95          6/96          6/97
                              --------------------------------------------------

Pinnacle Systems, Inc.          100             225           208           171

Hambrecht & Quist Technology    100             143           167           218

NASDAQ Stock Market (U.S.)      100             122           157           191


------------
(*) The graph assumes that $100 was invested on November 8, 1994 in the Company's Common Stock and in the Nasdaq Stock Market-US Index and in the Hambrecht & Quist Technology Index and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


     The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely in its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended June 30, 1997 all executive officers and directors of the Company complied with all applicable filing requirements, except that Ajay Chopra, Vice President, Desktop Products, and Nyal McMullin, Director, each filed one Form 4 reporting the sale of shares of the Company's Common Stock, one week after the required deadline.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.


                                          THE BOARD OF DIRECTORS



Dated: September 26, 1997